PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Third Quarter 2011 Financial Results

Third Quarter Highlights:

•	Acquired Olsen Medical in August 2011, a provider of electrosurgical instruments and accessories; integration proceeding according to plan

•	Revenue of $84.0 million, a decline of 8% year-over-year

•	Gross margin of 18.7% compared to 21.7% year ago

•	Operating income of $1.7 million; non-GAAP operating income of $3.2 million, a decline of 58% year-over-year

•	Net income of $0.5 million; non-GAAP net income of $1.5 million, a decline of 59% year-over-year

•
Further strengthens leadership team and increases investments in process improvements and new technologies to achieve benchmark performance in quality, customer service, cost and growth over the long term

•	Lowers 2011 financial guidance to reflect third quarter results and improved visibility into year-end buying patterns

WARSAW, Ind., November 3, 2011 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced third quarter 2011 financial results for the period ended October 1, 2011.

	Third Quarter			Vs Prior Quarter
(in millions, except per share data)	2011	2010	Change	3Q'11	2Q'11	Change
Revenue	$84.0	$91.5	-8%	$84.0	$94.7	-11%
Operating Income	1.7	7.5	-78%	1.7	7.5	-78%
Net Income	0.5	3.6	-85%	0.5	4.2	-87%
EPS	$0.01	$0.10	-90%	$0.01	$0.12	-92%

Non-GAAP*
Operating Income*	3.2	7.8	-58%	3.2	9.8	-67%
Net Income*	1.5	3.7	-59%	1.5	5.7	-73%
EPS*	$0.04	$0.10	-60%	$0.04	$0.16	-75%

Revenue by Product:
Instruments	$33.6	$36.0	-7%	$33.6	$37.8	-11%
Implants	26.7	28.3	-6%	26.7	26.5	1%
Cases	17.6	21.5	-18%	17.6	24.8	-29%
Other	6.1	5.7	7%	6.1	5.6	9%
Total Revenue	$84.0	$91.5	-8%	$84.0	$94.7	-11%

* Excludes charges for management transition costs and acquisition costs in 2011, as well as facility closure and severance costs and SEC related legal costs incurred in 2011 and 2010.  See “Non-GAAP Financial Measures” below.

Revenue for the third quarter 2011 was $84.0 million, compared to $91.5 million in the same period last year.  The year-over-year revenue decline was driven by lower aggregate sales to the Company’s five largest orthopedic OEM customers, partially offset by aggregate double digit growth with all other orthopedic and medical device customers, favorable foreign currency exchange rate fluctuations of $1.3 million, and the impact of the Olsen Medical acquisition, which contributed $0.7 million of revenue in the third quarter 2011.  Revenue from Cases declined more than Instruments and Implants on a year-over-year and sequential basis as a result of poor customer delivery throughout 2010 and in the first half of 2011 stemming from the Auburn, ME plant consolidation in early 2010.

Gross profit for the third quarter 2011 was $15.8 million, compared to $19.8 million in the same period last year.  Gross margin percentage for the third quarter 2011 was 18.7%, compared to 21.7% in the third quarter 2010. The decrease in sales accounted for approximately $1.6 million of the reduction in gross profit.  The remaining reduction was primarily driven by execution below expectations at two U.S. sites, a plant shutdown in September to implement a Lean layout at the Manchester, NH plant, and delays in customer approvals for product transfers.

Selling, general and administrative expenses in the third quarter 2011 were $13.8 million, compared to $12.2 million in the same period last year. The increase in selling, general and administrative expenses in the third quarter 2011 was primarily due to management transition costs associated with the previously announced hiring of the Company’s chief executive officer, as well as acquisition related costs and the inclusion of expenses related to Olsen Medical since its date of acquisition, and increased SEC-related legal costs. The increase was partially offset by savings achieved by the Company’s previously announced streamlined management reporting structure. Facility closure and severance costs were $0.3 million in the third quarter of 2011, compared to $0.1 million in the same period last year.

Operating income for the third quarter 2011 was $1.7 million, compared to $7.5 million in the same period last year. Operating margin for the third quarter 2011 was 2.0%, compared to 8.2% in the same period last year. Excluding the management transition costs, acquisition related costs, SEC-related legal costs, and facility closure and severance costs referenced above, operating income for the third quarter 2011 was $3.2 million, compared to $7.8 million in the same period last year.

The third quarter 2010 included a non-cash gain of $0.4 million for the mark to market of the Company’s interest rate derivative.  All existing interest rate derivative instruments were unwound in November 2010 in connection with the Company’s debt refinancing activities and therefore no such gain was recorded in the third quarter 2011.

Income tax expense for the third quarter 2011 was $0.3 million, compared to income tax expense of $2.1 million in the same period last year.

Net income for the third quarter 2011 was $0.5 million, or $0.01 per diluted share, compared to $3.6 million, or $0.10 per diluted share, in the same period last year. Excluding the management transition costs, acquisition related costs, SEC-related legal costs, and facility closure and severance costs referenced above, net income for the third quarter 2011 was $1.5 million, or $0.04 per diluted share, compared to $0.10 in the same period last year.

The weighted average number of diluted shares outstanding during the third quarter of 2011 was 36,021,254.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “During the quarter, we continued our investments in process improvements and new technologies necessary to position Symmetry for long-term profitable growth as a supplier to orthopedic and adjacent medical device OEMs, as well as the direct to hospital market. This included our ongoing efforts to enhance customer service, implement Company-wide best-practices in the areas of quality and information technology, and deploy our Symmetry Business System to improve manufacturing efficiencies.  We are pleased with the recent addition of new Plant General Managers at our Manchester, NH and New Bedford, MA facilities, along with the recruitment of a Senior Vice President of Worldwide Instruments who has significant OEM and contract manufacturing experience. With these changes we have solidified our management team to implement our strategic initiatives and lead Symmetry into the future. We increased investments in new technologies and product innovation through internal research and development and advanced our diversification strategy with the acquisition of Olsen Medical. We are excited to see the integration of Olsen Medical proceeding quickly and are pleased that we are on target with our goal to increase its growth and profitability. Our hospital direct distribution business, Specialty Surgical Instrumentation, again delivered double digit organic growth outpacing the market and continues to be an area for further investment.

“We are encouraged by the progress of our internal initiatives during the quarter.  However, the impact of the orthopedic industry slowdown, coupled with performance below expectations at two manufacturing facilities and delayed customer approval of product transfers, resulted in financial results for the third quarter that fell short of our expectations. As a result, we have adjusted our guidance to reflect our third quarter performance, customer year-end buying patterns, and our continued efforts to improve manufacturing execution. Looking forward, we expect volume and margin leverage expansion in 2012 as spending by the OEMs returns.”

Financial Guidance

The following forward-looking estimates regarding 2011 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2011, based on the Company’s actual financial results for the first nine months of 2011, the acquisition of Olsen Medical, the Company’s efforts to improve manufacturing execution, and current trends in the orthopedic and medical device industries year-end buying patterns, the Company is lowering its financial guidance.  The Company now expects full year 2011 revenue to be in the range of $350 million to $360 million, compared to the previously guided range of $354 million to $370 million. The Company now expects full year 2011 GAAP earnings per diluted share to be in the range of $0.18 to $0.22 and full year 2011 non-GAAP earnings per diluted share to be in the range of $0.31 to $0.35, compared to the previously guided ranges of $0.32 to $0.46 and $0.43 to $0.57, respectively.  The non-GAAP earnings per diluted share guidance excludes the impact of management transition costs, facility closure and severance costs, acquisition related costs associated with the Company’s acquisition of Olsen Medical, and SEC-related legal costs, which are expected to negatively impact full year 2011 GAAP earnings per diluted share by approximately $0.13.

Conference Call

Symmetry Medical will host a conference call to discuss third quarter 2011 financial results at 8:00 a.m. ET on November 3, 2011. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 578-5784 for domestic callers and (617) 213-8056 for international. The reservation number for both is 89410835. After the live webcast, the call will remain available on Symmetry Medical’s website through February 3, 2012. In addition, a telephonic replay of the call will be available until November 10, 2011. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 15686618.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

Non-GAAP Measures

The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude management transition costs, acquisition related costs, SEC-related legal costs, facility closure and severance costs.  Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release.  These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		YTD
	Oct 1,	Oct 2,	Oct 1,	Oct 2,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$84,039	$91,538	$274,538	$264,856
Cost of Revenue	68,285	71,708	217,233	207,627

Gross Profit	15,754	19,830	57,305	57,229
Selling, general and administrative expenses	13,839	12,248	42,469	37,124
Facility closure and severance costs	253	57	2,526	917

Operating Income	1,662	7,525	12,310	19,188
Other (income)/expense:
Interest expense	964	1,504	2,754	4,565
Derivatives valuation gain	-	(389)	-	(1,177)
Other	(160)	715	591	796

Income before income taxes	858	5,695	8,965	15,004
Income tax expense	331	2,123	2,901	5,322

Net income	$527	$3,572	$6,064	$9,682

Net income per share:
Basic	$0.01	$0.10	$0.17	$0.27

Diluted	$0.01	$0.10	$0.17	$0.27

Weighted average common shares and equivalent shares outstanding:
Basic	35,546	35,456	35,537	35,449
Diluted	36,021	35,870	36,000	35,802